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KCSA
PUBLIC RELATIONS
WORLDWIDE                                                                  NEWS
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Public & Investor Relations, Corporate & Marketing Communications

FOR:      SIMON WORLDWIDE, INC.

CONTACT:  Todd Fromer/Erika Levy
          KCSA Worldwide
          212-682-6300 ext. 215/208


             SIMON MARKETING FILES LAWSUIT AGAINST FORMER AUDITORS

    LITIGATION CLAIMS BREACH OF CONTRACT, NEGLIGENCE IN MCDONALD'S PROMOTION


     WAKEFIELD, MA, APRIL 23, 2002 -- SIMON WORLDWIDE, INC. (NASDAQ: SWWI), announced today that its subsidiary, Simon Marketing, Inc. ("Simon"), has filed a lawsuit against accounting firms KPMG LLP, PricewaterhouseCoopers LLP, and Ernst & Young LLP, citing the failure by these firms to oversee, on behalf of Simon, various steps in the distribution of high-value game pieces for certain McDonald's promotional games. This failure allowed the misappropriation of certain of these high-value game pieces by a former Simon employee. No other Simon employees have been implicated in the scheme.

     The company said the accounting firms failed in their agreements to supervise the distribution of game pieces for certain McDonald's promotional games, including cash awards up to $1 million. "Defendants had a duty to observe and oversee the production and distribution of the game pieces. Defendants did not perform what was required of them under the contracts and did not perform what was required of them as professional accountants," the suit stated.

     The lawsuit, filed in Los Angeles Superior Court, seeks unspecified actual and punitive damages resulting from economic injury, loss of income and profit, loss of goodwill, loss of reputation, lost interest, and other general and special damages.

     As a result of the lawsuit, PricewaterhouseCoopers resigned as Simon Worldwide's independent accountants on April 17, 2002. The company is currently seeking to engage new independent accountants. In addition, on April 17, 2002, PricewaterhouseCoopers withdrew its audit report dated March 26, 2002, covering Simon Worldwide's 2001 financial statements filed with the company's 2001
Annual Report on Form 10-K because PricewaterhouseCoopers said it believed the lawsuit resulted in an impairment of its independence in connection with the audit of Simon Worldwide's 2001 financial statements. The company does not believe PricewaterhouseCoopers' independence was impaired in connection with its audit.

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). These statements include statements regarding intent, belief or current expectations of the Company and its management. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the Company's actual results to differ materially from the Company's expectations. Factors that could cause actual results to differ materially are discussed in the Company's Amended Cautionary Statement filed as Exhibit 99.1 to the Company's 2001 Annual Report on Form 10-K. Reference to this Cautionary Statement or Exhibit 99.1 in the context of a forward-looking statement or statements shall be deemed to be a statement that any one or more of these factors may cause actual results to differ materially from those anticipated in such forward-looking statement or statements.


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